Exhibit 99 (1)

CANTEL MEDICAL CORP.
150 Clove Road
Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly President and CEO Cantel Medical Corp. Phone: 973-890-7220	Richard E. Moyer Cameron Associates, Inc. richard@cameronassoc.com Phone: 212-554-5466

CANTEL MEDICAL REPORTS NET INCOME UP 39%
ON 43% INCREASE IN NET SALES
FOR QUARTER ENDED APRIL 30, 2004

EPS -	$0.30 VS. $0.23 FOR QUARTER $0.74 VS. $0.60 FOR NINE MONTHS

LITTLE FALLS, New Jersey (June 3, 2004) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $3,094,000, an increase of 39%, or $0.30 per diluted share, on sales of $46,898,000, an increase of 43%, for its third quarter ended April 30, 2004, as compared with net income of $2,223,000, or $0.23 per diluted share, on sales of $32,848,000 for the quarter ended April 30, 2003.  Of the 43% increase in net sales, 24% of the increase was from the company’s core businesses and 19% was from the water treatment acquisitions.

For the nine months ended April 30, 2004, the Company reported net income of $7,462,000, an increase of 27%, or $0.74 per diluted share, on sales of $124,843,000, an increase of 31%, as compared with net income of $5,872,000, or $0.60 per diluted share, on sales of $95,648,000 for the nine months ended April 30, 2003.  Of the 31% increase in net sales, 14% was from the company’s core businesses and 17% was from the water treatment acquisitions.

The Company further reported that its balance sheet at April 30, 2004 showed current assets of $70,334,000, including cash of $14,700,000, a current ratio of 2.85:1, a ratio of funded debt to equity of ..28:1 and stockholders’ equity of $80,999,000.

James P. Reilly, President and Chief Executive Officer of CANTEL, commented, “Increased revenues in all of our business segments contributed to the outstanding results in our third quarter.”  Reilly added, “Based upon the strong results for the first nine months and the contribution from the recently acquired water treatment and specialty packaging businesses we expect a strong finish to fiscal 2004 and improved operating results in fiscal 2005.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, specialized medical device reprocessing systems for renal dialysis and endoscopy, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, specialized packaging for infectious and biological specimens, and scientific instrumentation.  The Company also provides technical maintenance services for its products.

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2004 and the recently completed acquisition of SAF-T-PAK, a niche company providing products and training services for the safe transportation of infectious and biological specimens such as human and animal blood, tissue samples, vaccines, etc., on Thursday, June 3, 2004 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call.  If you are unable to participate, a digital replay of the call will be available from Thursday, June 3 at 2:00 PM through midnight on June 4, by dialing 1-877-660-6853 and using passcode #1628 and conference ID #107243.  The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/CEPage.asp?ID=88329.  A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2004	2003	2004	2003

Net sales	$46,898	$32,848	$124,843	$95,648

Cost of sales	29,646	20,454	79,299	59,940

Gross profit	17,252	12,394	45,544	35,708

Operating expenses:
Selling	5,316	4,392	15,017	12,648
General and administrative	5,402	3,259	13,976	9,556
Research and development	1,100	914	3,273	3,184
Total operating expenses	11,818	8,565	32,266	25,388

Income before interest and income taxes	5,434	3,829	13,278	10,320

Interest expense - net	374	298	1,205	1,061

Income before income taxes	5,060	3,531	12,073	9,259

Income taxes	1,966	1,308	4,611	3,387

Net income	$3,094	$2,223	$7,462	$5,872

Earnings per common share - diluted	$0.30	$0.23	$0.74	$0.60

Weighted average shares - diluted	10,215	9,835	10,053	9,834

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30, 2004	July 31, 2003
Assets
Current assets	$70,334	$61,930
Property and equipment, net	22,854	22,161
Intangible assets	10,251	6,998
Goodwill	27,959	16,398
Other assets	2,441	2,323
	$133,839	$109,810

Liabilities and stockholders’ equity
Current liabilities	$24,703	$18,287
Long-term liabilities	28,137	21,341
Stockholders’ equity	80,999	70,182
	$133,839	$109,810